United States securities and exchange commission logo





                     April 16, 2024

       Yiping Yang
       Chief Financial Officer
       GreenTree Hospitality Group Ltd.
       1228 Zhongshan North Road, Putuo District
       Shanghai 200065
       People's Republic of China

                                                        Re: GreenTree
Hospitality Group Ltd.
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed on April 28,
2023
                                                            File No. 001-38425

       Dear Yiping Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Yi Gao, Esq.